Regulation No. 333-

As filed with the Securities and Exchange Commission on January 22, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED FINANCIAL BANCORP, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Maryland	74-3242562
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

95 Elm Street

West Springfield, Massachusetts 01089

(Address of Principal Executive Offices)

CNB FINANCIAL CORP. AMENDED AND RESTATED STOCK OPTION PLAN

CNB FINANCIAL CORP. 2008 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Mr. Richard B. Collins

Chairman of the Board, President and Chief Executive Officer

United Financial Bancorp, Inc.

95 Elm Street, West Springfield, Massachusetts 01089

(413) 787-1700

(Name and Address of Agent For Service)

(Telephone Number, Including Area Code, of Agent for Service)

Copies to

John Bruno, Esq.

Locke Lord Bissell & Liddell LLP

401 9th St., N.W.

Suite 400 South

Washington, D.C. 20004

(202) 220-6963

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “larger accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated Filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	349,428	$14.02	$4,898,980.56	$349.30

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the CNB Financial Corp. 2008 Equity Incentive Plan or the CNB Financial Corp. Amended and Restated Stock Option Plan (collectively, the “Plans”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on (i) the weighted average exercise price of $15.31 per share, as adjusted by the Option Exchange Ratio (as defined in the following Explanatory Note) at which options for 146,748 shares have been granted under the Plans, also as adjusted by the Option Exchange Ratio, and (ii) $13.09 the average of the high and low prices reported on the Nasdaq Global Select Market on January 19, 2010 for the remaining 202,680 shares that may be issued under such Plans on January 19, 2010.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the Plan are exercised.

EXPLANATORY NOTE

On June 25, 2009, United Financial Bancorp, Inc. (the “Registrant”), the parent company of United Bank, and CNB Financial Corp. (“CNB Financial”), the parent company of Commonwealth National Bank, entered into an Agreement and Plan of Merger pursuant to which CNB Financial would merge with and into the Registrant (the “Merger”). Concurrent with the Merger, Commonwealth National Bank would merge with and into United Bank. On November 30, 2009, the Merger closed and CNB Financial merged with and into the Registrant. In connection with the Merger, certain options to acquire CNB Financial common stock (“CNB Financial Options”) granted under either the CNB Financial Corp. 2008 Equity Incentive Plan or the CNB Financial Corp. Amended and Restated Stock Option Plan outstanding as of the effective time of the Merger (the “Effective Time”), were assumed by Registrant and converted on November 30, 2009 at the Effective Time, into options to purchase shares of common stock, $0.01 par value, of the Registrant (the “Registrant Common Stock” and “Assumed Options”). The post-Merger adjustments to determine the number of Registrant Common Stock and per share exercise price were based on a option exchange ratio of 0.8257 (the “Option Exchange Ratio”). The number of shares of Registrant Common Stock subject to the Assumed Options was determined by multiplying the number of shares subject to the CNB Financial Option at the Effective Time by the Option Exchange Ratio and rounding the resulting product to the nearest whole share of Registrant Common Stock. The exercise price per share of Assumed Options was determined by dividing the pre-Merger exercise price per share of the CNB Financial Option by the Option Exchange Ratio and rounding the resulting quotient to the nearest whole cent.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC,” or the “Commission”). The documents containing the information called for in Part I of Form S-8, along with the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by United Financial Bancorp, Inc. with the SEC are incorporated by reference in this Registration Statement:

(a) The Annual Report on Form 10-K (File No. 000-52947), which includes the consolidated balance sheets of United Financial Bancorp, Inc. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008, filed with the SEC on March 13, 2009.

(b) The Registrant’s Quarterly Reports on Form 10-Q (File No. 000-52947) for the quarterly periods ended, March 31, 2009, June 30, 2009 and September 30, 2009, filed on May 8, 2009, August 7, 2009 and November 6, 2009, respectively.

(c) The description of the Company’s common stock contained in the Registrant’s Form 8-K12G3 as filed with the SEC on December 3, 2007.

(d) The Registrant’s current reports on Form 8-K, filed December 2, 2009, December 1, 2009, November 13, 2009, October 19, 2009, October 19, 2009, July 20, 2009, June 26, 2009, May 27, 2009, May 20, 2009, May 13, 2009, April 20, 2009, February 23, 2009, February 5, 2009 and January 27, 2009 (other than items submitted under 2.02, 7.01 and 9.01 of Form 8-K).

(e) All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than items submitted under 2.02, 7.01 and 9.01 of Form 8-K), shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

United Financial Bancorp, Inc. (“United Financial”) is a Maryland corporation subject to the applicable indemnification provisions of the Maryland General Corporation Law (the “MGCL”). Section 2-418 of the MGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of United Financial, or are or were serving at the request of United Financial in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity.

Article 10 of the articles of incorporation of United Financial provide as follows:

Indemnification, etc. of Directors and Officers.

A. Indemnification. United Financial shall indemnify (1) its current and former directors and officers, whether serving United Financial or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, United Financial shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of United Financial.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by United Financial within sixty (60) days after a written claim has been received by United Financial, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against United Financial to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by United Financial to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that United Financial has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by United Financial has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by United Financial to recover an advancement of expenses pursuant to the terms of an undertaking United Financial shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of United Financial (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by United Financial (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by United Financial to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on United Financial.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, United Financial’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. United Financial may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of United Financial or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not United Financial would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. United Financial shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of United Financial arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 7. Exemption From Registration Claimed.

None.

Item 8. Exhibits.

4.1	Form of Common Stock Certificate of United Financial Bancorp, Inc. (1)

5.1	Opinion of Locke Lord Bissell & Liddell LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Locke Lord Bissell & Liddell LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

99.1	CNB Financial Corp. 2008 Equity Incentive Plan (2)

99.2	CNB Financial Corp. Amended and Restated Stock Option Plan (3)

99.3	Form of Award Agreement under the Equity Incentive Plan (4)

99.4	Form of Award Agreement under the Stock Option Plan (3)

(1)	Incorporated by reference to Exhibit 4 to the Registration Statement on Form S-1 (File No. 333-144245) filed by the Company under the Securities Act of 1933, with the Commission on June 29, 2007, and all amendments or reports filed for the purpose of updating such description.

(2)	Incorporated by reference to Appendix A to the Proxy Statement filed by CNB Financial Corp. with the Commission on April 11, 2008.

(3)	Incorporated by reference to the Registration Statement on Form S-8 filed by CNB Financial Corp. with the Commission on March 27, 2007.

(4)	Incorporated by reference to the Registration Statement on Form S-8 filed by CNB Financial Corp. with the Commission on August 7, 2008.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Springfield, Massachusetts on the 22nd day of January, 2010.

UNITED FINANCIAL BANCORP, INC.

By:	/S/ RICHARD B. COLLINS
Richard B. Collins Chairman of the Board, President and Chief Executive Officer

Each person whose signature appears below hereby authorizes Richard B. Collins, as attorney-in-fact, to execute in the name of such person and to file this registration statement (including any changes that he may deem necessary or appropriate) and any amendments, including post-effective amendments, hereto.

Signature	Title	Date

/S/ RICHARD B. COLLINS Richard B. Collins	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 21, 2010

/S/ MARK A. ROBERTS Mark A. Roberts	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	January 21, 2010

/S/ PAULA A. AIELLO Paula A. Aiello	Director	January 21, 2010

/S/ MICHAEL F. CROWLEY Michael F. Crowley	Director	January 21, 2010

/S/ CAROL MOORE CUTTING Carol Moore Cutting	Director	January 21, 2010

/S/ CAROL A. LEARY Carol A. Leary	Director	January 21, 2010

/S/ G. TODD MERCHANT G. Todd Merchant	Director	January 21, 2010

/S/ KEVIN E. ROSS Kevin E. Ross	Director	January 21, 2010

/S/ ROBERT A. STEWART, JR. Robert A. Stewart, Jr.	Director	January 21, 2010

/S/ THOMAS H. THEMISTOS Thomas H. Themistos	Director	January 21, 2010

/S/ MICHAEL F. WERENSKI Michael F. Werenski	Director	January 21, 2010